UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 30, 2006
CSK AUTO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13927	86-0765798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

645 E. Missouri Ave. Suite 400, Phoenix, Arizona	85012
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (602) 265-9200
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Term Credit Agreement
On June 30, 2006, CSK Auto, Inc. (“Auto”), a wholly owned subsidiary of CSK Auto Corporation (the “Company”) entered into a Term Credit Agreement among Auto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Lehman Commercial Paper Inc. and Wachovia Bank, National Association, as Co-Syndication Agents (the “Credit Agreement”), with respect to a senior secured credit facility of $450,000,000. The loans under the Credit Agreement (the “Term Loans”) will be made on up to five occasions prior to December 16, 2006. The proceeds of the Term Loans may be used solely (i) to refinance or repurchase some or all of Auto’s 7% Senior Subordinated Notes due 2014 (the “7% Notes”), 3 3/8% Senior Exchangeable Notes due 2025 (the “3 3/8% Notes”), and 4 5/8% Senior Exchangeable Notes due 2025 (the “4 5/8% Notes,” and together with the 7% Notes and the 3 3/8% Notes, the “Existing Notes”), and (ii) provided that some or all of the Existing Notes have been refinanced or repurchased with the proceeds of Term Loans, to pay consent fees to holders of Existing Notes not so refinanced or repurchased and related transaction fees and expenses. The Term Loans will bear interest at a base rate or the Eurodollar rate, as defined in the Credit Agreement, plus, in either case, a margin that will fluctuate depending upon the rating of the Term Loans. The Term Loans are guaranteed by the Company and CSKAUTO.COM, Inc. (“AUTO.COM”), a wholly owned subsidiary of Auto. The Term Loans are secured by a second lien security interest in the inventory and receivables of Auto and the guarantors and by a first lien security interest in substantially all of their other assets.
The Term Loans shall be repaid in consecutive quarterly installments, commencing December 31, 2006 in an amount equal to 0.25% of the aggregate principal amount of the Term Loans, with the balance payable in full on the sixth anniversary of the Closing Date (as defined in the Credit Agreement). The Credit Agreement contains, among other things, limitations on liens, indebtedness, mergers, dispositions of assets, investments, payments in respect of capital stock, modifications of material indebtedness, changes in fiscal year, transactions with affiliates, lines of business, and swap agreements. Auto is also subject to financial covenants under the Credit Agreement measuring its performance against standards set for leverage and fixed charge coverage.
JPMorgan Chase Bank, N.A. and certain of its affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to Auto or its affiliates in the ordinary course of business for which they have received and may continue to receive customary fees and commissions.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Third Supplemental Indenture
On June 19, 2006, Auto commenced a cash tender offer and consent solicitation with respect to its outstanding $225 million aggregate principal amount of 7% Notes (the “7% Notes Tender Offer”). The 7% Notes are guaranteed by the Company and AUTO.COM. On July 3, 2006, the Company announced that as of 5:00 p.m., New York City time, on Friday, June 30, 2006, which was the early settlement deadline for the 7% Notes Tender Offer, a total of approximately $221 million in aggregate principal amount of 7% Notes (representing approximately 98 percent of the outstanding principal amount) had been tendered, and the requisite consents to adopt the proposed amendments to the indenture governing the 7% Notes had been received.
On June 30, 2006, upon the receipt of the requisite consents described above, Auto, the Company, and AUTO.COM entered into a Third Supplemental Indenture with The Bank of New York Trust Company, N.A. (the “Third Supplemental Indenture”) that eliminates substantially all of the material restrictive covenants and certain events of default and related provisions in the indenture governing the 7% Notes (as previously supplemented, the “Indenture”), waives any existing or past default or event of default arising under the Indenture related to the matters covered by the amendments contained in the Third Supplemental Indenture, and rescinds any prior notice of default or notice of acceleration related to the matters covered by the amendments contained in the Third Supplemental Indenture.

The Third Supplemental Indenture eliminates the following restrictive covenants, among others, as well as the events of default related to such restrictive covenants: taxes; stay, extension and usury laws; limitation on incurrence of additional indebtedness and disqualified capital stock; limitation on liens; limitation on restricted payments; limitation on dividends and other payment restrictions affecting subsidiaries; limitation on lines of business; limitation on transactions with affiliates; limitation on sales of assets and subsidiary stock; repurchase of the 7% Notes at the option of the holder upon a change of control; subsidiary guarantees; limitation on status as an investment company; maintenance of properties; corporate existence; and limitation on layering indebtedness.
In addition, the Third Supplemental Indenture permits Auto to merge with or into, or transfer all or substantially all of its assets and the assets of its subsidiaries to, any person without restriction. The Third Supplemental Indenture also deletes the events of default in the Indenture relating to (1) any failure to perform or observe any non-payment related covenants or agreements under the Indenture; (2) cross-acceleration of any debt obligations in excess of $15 million; (3) unsatisfied judgments in excess of $15 million; and (4) the guarantees of the 7% Notes by the Company or the subsidiaries of Auto ceasing to be in full force and effect.
The Third Supplemental Indenture also amends and restates the covenant regarding Auto’s obligation to file with the trustee the information, documents or reports required to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, to provide that the information, documents and reports that Auto or the Company would have been required to file with the SEC or the trustee at any time before the due date for the Company’s Annual Report on Form 10-K for its fiscal year ending February 4, 2007 will not be required to be filed by Auto or the Company until such time.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the text of the Third Supplemental Indenture, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this report with respect to the Credit Agreement is incorporated by reference into this Item 2.03.
On July 5, 2006, Auto borrowed an aggregate principal amount of approximately $221 million under the Credit Agreement to repurchase the approximately $221 million of the outstanding 7% Notes tendered pursuant to the 7% Notes Tender Offer described above. Borrowings under the Credit Agreement currently bear interest at 3.25% above LIBOR or 2.25% above the base rate specified in the Credit Agreement.
On July 7, 2006, Auto requested a borrowing in an aggregate principal amount of $125 million under the Credit Agreement to retire all of the $125 million of outstanding 3 3/8% Notes upon acceleration as described in Item 2.04 below.
Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
On July 5, 2006, Auto received notice from the holders of over 25% in aggregate principal amount of its 3 3/8% Notes that such holders had accelerated such notes as a result of the failure to file the Company’s Annual Report on Form 10-K for its fiscal year ended January 29, 2006 with the trustee for the 3 3/8% Notes before July 2, 2006 (the end of the cure period for the previously disclosed defaults under the indenture governing the 3 3/8% Notes). As a consequence, on July 5, 2006, $125 million in aggregate principal amount of the 3 3/8% Notes (representing all of the outstanding 3 3/8% Notes), plus accrued and unpaid interest thereon, became immediately due and payable.
On July 7, 2006, Auto requested a borrowing in an aggregate principal amount of $125 million under the Credit Agreement to be used to fund the retirement of the $125 million in aggregate principal amount of outstanding 3 3/8% Notes on July 10, 2006. Following the repayment of the 3 3/8% Notes, such notes will no longer be outstanding and the indenture governing such notes will cease to be in effect.

Item 7.01. Regulation FD Disclosure.
On July 3, 2006, the Company issued a press release announcing the entry into the Credit Agreement, the results to date of the 7% Notes Tender Offer and the execution of the Third Supplemental Indenture. The press release is attached hereto as Exhibit 99.1.
On July 7, 2006, the Company issued a press release announcing the payment for the 7% Notes tendered prior to the early settlement deadline with respect to the 7% Notes Tender Offer, the acceleration of the 3 3/8% Notes, and the funding of their repayment. The press release is attached hereto as Exhibit 99.2.
The information furnished under this Item 7.01 and in the Exhibits 99.1 and 99.2 attached hereto is intended to be furnished and is supplemental to the information filed under Items 1.01, 2.03, and 2.04 in this report, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific release in such a filing.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
4.1	Third Supplemental Indenture, dated as of June 30, 2006, among CSK Auto, Inc., CSK Auto Corporation, CSKAUTO.COM, Inc., and The Bank of New York Trust Company, N.A.

10.1	Term Credit Agreement, dated as of June 30, 2006, among CSK Auto, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Lehman Commercial Paper Inc. and Wachovia Bank, N.A., as Co-Syndication Agents.

99.1	Press Release dated July 3, 2006.

99.2	Press Release dated July 7, 2006.

SIGNATURE
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSK Auto Corporation

By: /s/ RANDI VAL MORRISON
Randi Val Morrison
Vice President, General Counsel and Secretary
DATED: July 7, 2006

EXHIBIT INDEX

Exhibit No.	Description
4.1	Third Supplemental Indenture, dated as of June 30, 2006, among CSK Auto, Inc., CSK Auto Corporation, CSKAUTO.COM, Inc., and The Bank of New York Trust Company, N.A.

10.1	Term Credit Agreement, dated as of June 30, 2006, among CSK Auto, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Lehman Commercial Paper Inc. and Wachovia Bank, N.A., as Co-Syndication Agents.

99.1	Press Release dated July 3, 2006.

99.2	Press Release dated July 7, 2006.